Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 24, 2015 (except for the effects of the restatement described in Note A1, as to which the date is May 20, 2015), with respect to the consolidated financial statements included in the Annual Report on Form 10-K/A for the year ended December 31, 2014 of Cellectar Biosciences, Inc., which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Appleton, Wisconsin

September 2, 2015